Exhibit 23.5

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

The undersigned hereby consents to the references to our firm, the information and opinions attributed to us and our designation as an expert, in each case, in the form and context in which they appear in this Registration Statement on Form S-1 of Western Refining Logistics, LP and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report “Permian Crude Oil Production to Show Strong Growth: A Special Supplement to Bentek’s Crude Awakening Market Alert”, dated July 25, 2013, and affirm that the information and opinions contained therein and in this Registration Statement and prospectus attributable to us are, in our expert opinion, reasonable and appropriate.

Very truly yours,

Anthony Scott BENTEK Energy LLC

July 25, 2013

Evergreen, CO